Exhibit 10.8

SUNTRUST BANKS, INC.
EXECUTIVE SEVERANCE PAY PLAN

AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2019

i

ii

SUNTRUST BANKS, INC.
EXECUTIVE SEVERANCE PAY PLAN

AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2019

SunTrust Banks, Inc. (SunTrust) hereby amends and restates this SunTrust Banks, Inc. Executive Severance Pay Plan (the Plan), effective as of January 1, 2019, in order to continue providing eligible employees of SunTrust and its Affiliates with severance benefits in the event the employee’s employment is terminated under circumstances as further set forth herein. The Plan is an unfunded welfare benefit plan for purposes of ERISA and a severance pay plan within the meaning of United States Department of Labor Regulation Section 2510.3-2(b). Except for Executives who are parties to Change in Control Agreements, this Plan supersedes all prior policies and practices of SunTrust or any Affiliate with respect to severance or separation pay for Executives whose employment is terminated on or after the Effective Date.

ARTICLE 1
CONSTRUCTION

The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Unless the context clearly indicates otherwise, references to the singular shall include the plural, references to the plural shall include the singular, references to the masculine gender shall include the feminine and references to any section shall be to a section in this Plan unless otherwise indicated. This Plan shall be construed, enforced and administered in accordance with the laws of the State of Georgia (excluding its choice-of-law rules) to the extent that such laws are not preempted by federal law.

ARTICLE 2
DEFINITIONS

When the following terms are used in this Plan with an initial capital letter, they shall have the meanings set forth opposite those terms in this Article 2.

2.1     Affiliate

For any Plan Year, any organization that is a member of a controlled group of businesses within the meaning of Code Sections 414(b), (c) and (m) of which SunTrust is a member and any other entity which is considered to be a single employer with SunTrust under Code Section 414(o).

2.2     AIP

The SunTrust Banks, Inc. Annual Incentive Plan or, if there is any material change in the terms, operation or administration of such plan following a Change in Control, any successor to such plan in which the Executive is eligible to participate and which provides an opportunity for a short-term bonus for the Executive which is comparable to the opportunity which the Executive had under such plan before such Change in Control.

2.3     Base Salary

The Executive’s highest annual base salary from SunTrust and any Affiliate which (but for any salary deferral election) is in effect at any time during the one-year period which ends on the date the Executive’s employment with SunTrust or an Affiliate terminates under the circumstances described in Articles 4 and 5.

2.4     Board

The Board of Directors of SunTrust.

2.5     Cause

Cause as defined under any employment, change in control or service agreement between SunTrust or any Affiliate and the Executive or, if no such employment, change in control or service agreement exists or if such employment, change in control or service agreement does not contain any such definition, Cause means for purposes of this Plan and as determined by the Committee, in its sole discretion, one or more of the following actions that serves as the primary reason(s) for the termination of the Executive’s employment with SunTrust or any Affiliate:

a.
the Executive's willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust or Affiliate to Executive and a thirty (30) day period in which to cure such failure;

b.	the Executive's conviction or plea of nolo contendere of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

c.	the Executive's material violation of the Code of Business Conduct and Ethics of SunTrust or any Affiliate;

d.
the Executive's engagement in an act that materially damages or materially prejudices SunTrust or any Affiliate or the Executive's engagement in activities materially damaging to the property, business or reputation of SunTrust or any Affiliate; or

e.
the Executive's failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Affiliate and/or their regulatory agencies, if such failure continues after written notice from SunTrust or Affiliate to the Executive and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Executive may no longer serve as an officer of SunTrust or the Affiliate; provided, however,

f.
With respect to the Chief Executive Officer and the Plan Administrator if the Plan Administrator is an Executive, no such act, omission or event shall be treated as Cause unless (i) the Executive has been provided a detailed, written statement of the basis for SunTrust’s belief that such act, omission or event constitutes Cause and, if the allegation is under Subsection (a) or (e) of this Section, has had at least a thirty (30) day period to take corrective action and (ii) the Committee, after the end of such thirty (30) day correction period (if applicable), determines reasonably and in good faith and by the affirmative vote of at least two-thirds of the members of the Committee then in office at a meeting called and held for such purpose that Cause does exist.

g.
With respect to all other Executives, no such act, omission or event shall be treated as Cause unless (i) the Executive has been provided a detailed, written statement of the basis for SunTrust’s belief that such act, omission or event constitutes Cause and, if the allegation is under Subsection (a) or (e) of this Section, has had at least a thirty (30) day period to take corrective action and (ii) the Plan Administrator, after the end of such thirty (30) day correction period (if applicable), determines reasonably and in good faith Cause does exist.

2.6     Change in Control

A change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such change in control, pursuant to which (a) any person (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing thirty percent (30%) or more of the combined voting power for the election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (b) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board; or (c) there is a consummation of any reorganization, merger, consolidation or share exchange (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or disposition of fifty percent (50%) or more of the assets or business of SunTrust, unless the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of any such transaction beneficially own sixty percent (60%) or more of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction, in substantially the same proportion that each such person had beneficially owned shares of SunTrust's common stock immediately before the consummation of such transaction, and determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by such persons immediately before the consummation of such transaction. Notwithstanding any other provision of this Section to the contrary, in the case of Plan benefits that constitute deferred compensation within the meaning of Code Section 409A, there shall not be a Change in Control unless there is a change in the ownership or effective control of SunTrust, or in a substantial portion of the assets of SunTrust, within the meaning of Code Section 409A where necessary for such Plan benefits to comply with Code Section 409A.

2.7     Change in Control Termination

An Executive’s Separation from Service due to an involuntary termination of employment without Cause or resignation for Good Reason during an Executive’s Protection Period.

2.8     Code

The Internal Revenue Code of 1986, as amended at the relevant time. References to the Code include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

2.9     Committee

The Compensation Committee of the Board.

2.10     Effective Date

The effective date of this amended and restated Plan, which is January 1, 2019.

2.11     Equivalent Position

A position that will not result in a material negative change to the existing employment relationship of the Executive with SunTrust or an Affiliate, within the meaning of Treas. Reg. §1.409A-1(n)(2)(i). For purposes of this definition, a position will not result in a material negative change to the Executive when compared to his existing employment relationship if such position meets all of the following requirements:

a.
It does not require significantly more business-related travel on an ongoing basis than the Executive’s present position. Business-related travel means travel for or on behalf of SunTrust or an Affiliate, which requires the Executive to stay overnight away from the Executive’s residence. Unless the Plan Administrator announces otherwise, an anticipated increase of 33% or more in required business-related travel for the new position is treated as significant provided, however, if the anticipated travel increase for the new position is three (3) or fewer nights per month, this increase will not be considered significant, regardless of the percentage increase.

b.	It is at the same location, or at a location requiring an additional commute (one-way) of no more than 25 additional miles from the Executive’s current residence to the Executive’s new work location.

c.	It has an annual base salary that is at least 90% of the Executive’s current annual base salary.

The Plan Administrator may modify the rules and adopt new rules for determining the equivalency of positions. The Plan Administrator has sole and complete discretion to determine whether a particular position is an Equivalent Position and the Plan Administrator’s decision shall be binding on all persons, and there is no right of appeal except as provided in this Plan’s claims procedures.

2.12     ERISA

The Employee Retirement Income Security Act of 1974, as amended at the relevant time. References to ERISA include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

2.13     Exchange Act

The Securities Exchange Act of 1934, as amended at the relevant time. References to the Exchange Act include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

2.14     Executive

a.Chief Executive Officer;

b.Executive Council; and

c.Enterprise Executives.

2.15     FIP

A functional incentive plan which provides a short-term bonus or commissions to certain Executives that are not eligible to participate in the AIP.

2.16     Good Reason

a.
Good Reason as defined under any employment, change in control or service agreement between SunTrust or any Affiliate and the Executive or, if no such employment, change in control or service agreement exists or if such employment, change in control or service agreement does not contain any such definition, Good Reason means, without the Executive’s consent, the following occurring after a Change in Control but before the end of the Executive’s Protection Period:

i.
any action taken by SunTrust or an Affiliate which results in a material reduction in the Executive’s authority, duties or responsibilities (except that any change in the foregoing that results solely from

(A) SunTrust ceasing to be a publicly traded entity or from SunTrust becoming a wholly-owned subsidiary of another publicly traded entity or (B) any change in the geographic scope of the Executive’s authority, duties or responsibilities will not, in any event and standing alone, constitute a substantial reduction in the Participant’s authority, duties or responsibilities);

ii.	the assignment to the Executive of duties that are materially inconsistent with Executive’s authority, duties or responsibilities;

iii.
any material decrease in the Executive’s base salary or annual bonus opportunity, except to the extent SunTrust has instituted a salary or bonus reduction generally applicable to all similar employees of SunTrust other than in contemplation of or after a Change in Control;

iv.
the relocation of the Executive to any principal place of employment other than that as of the date of the Change in Control, or any requirement that Executive relocate his residence other than to that as of the date of the Change in Control, without the Executive's express written consent to either such relocation, which in either event would increase the Executive’s commute by more than fifty (50) miles; provided, however, this Subsection shall not apply in the case of business travel which requires the Executive to relocate temporarily for periods of ninety (90) days or less; or

v.	the failure by SunTrust to pay to the Executive any portion of the Executive’s base salary or annual bonus within thirty (30) days after the date the same is due.

b.
Notwithstanding Subsection (a) of this Section, and without limitation, "Good Reason" shall not include any resignation by the Executive where Cause for the Executive's termination by SunTrust or an Affiliate exists. The Executive must give SunTrust or Affiliate that employs the Executive notice of any event or condition that would constitute "Good Reason" within thirty (30) days of the event or condition which would constitute "Good Reason," and upon the receipt of such notice SunTrust or Affiliate that employs the Executive shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Executive for "Good Reason" must occur within thirty (30) days after the period for remedying such condition or event has expired.

2.17     Plan

This SunTrust Banks, Inc. Executive Severance Pay Plan as set forth in this document and any related exhibits and attachments and all amendments to this document and any related exhibits and attachments.

2.18     Plan Administrator

An entity (including an Affiliate), a committee or an individual who is appointed in writing by the Committee to serve as Plan Administrator for the Plan. If there is no such appointment, SunTrust shall serve as the Plan Administrator and its administrative duties are carried out under the direction of SunTrust’s Chief Human Resource Officer or the Chief Human Resources Officer’s designee. Notwithstanding anything in the Plan to the contrary, the Committee will make all decisions under the Plan with respect to the participation or termination of participation of the Chief Executive Officer or any other executive officer as defined under the Charter for the Committee (which as of the Effective Date is defined as an executive holding the title of Corporate Executive Vice President or higher).

2.19     Plan Year

The calendar year.

2.20     Protection Period

The two (2) year period which begins on a Change in Control.

2.21     Qualifying Termination

a.	An Executive’s involuntary Separation from Service with SunTrust and all Affiliates, other than during an Executive’s Protection Period:

i.	due to a reduction-in-force (RIF), job elimination, job consolidation, merger or divestiture;

ii.	resulting from an involuntary transfer or job re-assignment to a non-Equivalent Position (this provision does not include a transfer of employment to an entity outside SunTrust’s controlled group); or

iii.	due to a job evaluation that results in changes to the Executive’s existing position such that the existing and the new positions are not Equivalent Positions.

b.	Notwithstanding Subsection (a) of this Section, and without limitation, a Qualifying Termination does not include a termination of an Executive’s employment due to any of the following reasons:

i.	an involuntary termination of employment for any reason not listed in Subsection (a) of this Section;

ii.	a voluntary termination of employment by the Executive;

iii.	a voluntary transfer to a position with an Affiliate;

iv.	an offer of an Equivalent Position by SunTrust or an Affiliate or a transfer to an Equivalent Position with SunTrust or an Affiliate;

v.	a demotion, transfer or termination resulting from disciplinary action, poor job performance or for Cause;

vi.
a transfer of employment or job reassignment in connection with a sale of assets or stock, or a merger, or other means of acquisition or divestiture of any SunTrust entity or an Affiliate (including but not limited to, SunTrust, an Affiliate or a division, unit, subsidiary or other part of SunTrust or an Affiliate);

vii.	a continuation of employment with a SunTrust entity after it ceases to be part of the SunTrust controlled group as a result of a corporate transaction;

viii.
a transfer of employment, rebadging or job reassignment at the direction of SunTrust to an entity outside the SunTrust controlled group in connection with an outsourcing transaction, or similar transaction (transfer of employment, rebadging and job reassignment does not include situations where employees are hired by a third-party vendor and deployed on the SunTrust account following the employees’ termination (voluntary or involuntary) of employment from SunTrust); or

ix.	acceptance of any position with SunTrust or an Affiliate, regardless of whether such position is an Equivalent Position.

The Plan Administrator has sole and full discretion and is directly responsible for determining whether an Executive’s Separation from Service is a Qualifying Termination.

2.22     Separation from Service or Separates from Service

A termination of an Executive’s employment with SunTrust and its Affiliates, provided that to the extent necessary to comply with Code Section 409A, such termination of employment shall be a separation from service as defined under Code Section 409A.

2.23     Severance Amount

The applicable lump sum severance payment described in Section 4.2 and 0 herein.

2.24     SunTrust

SunTrust Banks, Inc., a Georgia corporation, and any successor thereto.

2.25     Target Bonus Percentage

a.	If an Executive participates in the AIP at the time of his Separation from Service during the Protection Period, the Target Bonus Percentage means the target bonus percentage determined under the AIP.

b.
If an Executive was not eligible to participate in the AIP but participates in a FIP at the time of his Separation from Service during the Protection Period, the amount described in this Target Bonus Percentage shall mean the average of the Executive’s payments under the FIP for the three (3) complete Plan Years immediately preceding Separation from Service expressed as a percent of the Executive’s Base Salary.

c.
In the event an Executive was not eligible to participate in the AIP or any FIP at Separation from Service during the Protection Period, the amount described in this Section shall be the average of the Executive’s annual bonus for the three (3) complete Plan Years immediately preceding Separation from Service expressed as a percent of the Executive’s Base Salary.

ARTICLE 3
PARTICIPATION

3.1     Eligible Executives

The Executives eligible to participate in the Plan shall be designated by the Plan Administrator. Executives shall be notified in writing of their selection to participate in the Plan. The Executive must provide a written acknowledgement of his participation in the Plan and sign a restrictive covenants agreement, satisfactory to the Plan Administrator, agreeing to be subject to the restrictions, prohibitions and other provisions set forth in such agreement. An Executive is not eligible for benefits under this Plan unless he satisfies the benefit eligibility requirements described in Article 4 or Article 5, as applicable.

3.2     Revocation of Participation

The Plan Administrator in its absolute discretion may revoke an Executive’s right to participate in the Plan at any time except as set forth in Section 11.1.

3.3     Termination of Participation

a.	An individual’s status as an Executive shall terminate and the Executive shall cease eligibility for benefits under the Plan on the earliest to occur of the following events:

b.
The date, prior to a Change in Control, on which the Executive separates from service with SunTrust or an Affiliate for any reason that is not a Qualifying Termination or the Executive otherwise loses eligibility status (e.g., transfer to an ineligible job classification);

c.	The date after a Change in Control on which the Executive separates from Service due to Termination for Cause or voluntary termination other than for Good Reason;

d.	The date the Plan Administrator revokes the Executive’s right to participate in the Plan pursuant to Section 3.2; or

e.	The date on which the Plan terminates or the effective date of a Plan amendment that excludes the Executive from eligibility.

3.4     Committee Actions

Notwithstanding anything in this Article 3 to the contrary, any actions with respect to participation or termination of participation in connection with the Chief Executive Officer or the Plan Administrator, if the Plan Administrator is an Executive, shall be taken by the Committee.

ARTICLE 4
PAYMENT UPON QUALIFYING TERMINATION

4.1     Eligibility for Benefits

An Executive is eligible for severance benefits under this Article 4 only if the Plan Administrator determines that the Executive has a Qualifying Termination and that the Executive also satisfies all of the requirements outlined in this Section through the date of his Qualifying Termination, as determined by the Plan Administrator.

a.
The Executive must continue working through the date designated as his Qualifying Termination date. With the consent of the Plan Administrator, the Executive’s manager may, in his or her discretion, decide that the Executive has performed all transitional and other duties required and may release the Executive early from the obligation to perform further duties through the date of his scheduled Qualifying Termination.

b.
The Executive must continue to perform all responsibilities assigned to him at a satisfactory level as determined by the Plan Administrator through his termination date (or his release date, if earlier).

c.	The Executive must conduct himself in a manner consistent with the high standards expected of all SunTrust employees and comply in all respects with the SunTrust Code of Business Conduct and Ethics.

d.
The Executive must not decline an offer of an Equivalent Position with SunTrust or an Affiliate, prior to the Executive’s designated Qualifying Termination date, even if his or her manager has released the Executive earlier than such designated date.

e.
The Executive must sign a release, satisfactory to the Plan Administrator, waiving all rights to file any claim against SunTrust, any Affiliate, directors, officers, employees, or agents relating to the Executive’s employment or separation from service or against the Plan and its fiduciaries and agreeing to such confidentiality provisions and such other restrictions as the Plan Administrator deems appropriate. SunTrust shall provide the release to the Executive promptly following the earlier of notice of termination or Separation from Service, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with its terms, but in no case later than sixty (60) days after Separation from Service. If the Executive fails to execute a timely release, payments under the Plan shall be forfeited.

4.2     Determination of Severance Amount

a.The Severance Amount payable in accordance with this Article 4 is an amount equal to the following:

i.	With respect to the Chief Executive Officer, an amount equal to one-hundred and four (104) weeks of Base Salary.

ii.	With respect to the Executive Council (excluding the Chief Executive Officer), an amount equal to seventy-eight (78) weeks of Base Salary.

iii.	With respect to Enterprise Executives, an amount equal to fifty-two (52) weeks of Base Salary.

b.
Repayment. If an Executive is rehired by SunTrust or an Affiliate (as an employee, temporary employee, independent contractor, or otherwise) after receiving a benefit under this Plan, the Executive will be required to repay any Severance Amount corresponding to the period from the date of rehire to the end of the period for which the Executive was paid the Severance Amount.

4.3     Manner of Payment

a.
Form and Timing. The Severance Amount described in Section 4.2 shall be paid in cash to the Executive in a single lump sum sixty (60) days after the Executive’s Separation from Service, subject to the Executive’s execution and non-revocation of the release described in Section 4.1(e) prior to such date.

b.
Other Benefits. Any other employee benefits or incentive compensation plans for which an Executive is eligible after Separation from Service will be provided in accordance with the terms of the applicable employee benefit or incentive compensation plan. In addition, the Plan Administrator may offer reasonable outplacement services to any Executive who is determined to be eligible for severance pay under this Plan, at the level and for the period determined by the Plan Administrator, to assist the Executive in his or her new job search. In no event, however, shall expenses related to such outplacement services be incurred beyond the last day of the second year following the year in which the Separation from Service occurs and such expenses must be paid/reimbursed on or before the end of the third year following the year in which the Separation from Service occurs.

4.4     Committee Actions

Notwithstanding anything in this Article 4 to the contrary, any actions with respect to participation or termination of participation in connection with the Chief Executive Officer or the Plan Administrator if the Plan Administrator is an Executive, shall be taken by the Committee.

ARTICLE 5
PAYMENT UPON A CHANGE IN CONTROL TERMINATION

5.1     Eligibility for Benefits

An Executive is eligible for severance benefits under this Article 5 only if the Plan Administrator determines that the Executive has a Change in Control Termination and satisfies the release requirement outlined in this Section. The Executive must sign a release, satisfactory to the Plan Administrator, waiving all rights to file any claim against SunTrust, any Affiliate, directors, officers, employees, or agents relating to the Executive’s employment or separation from service or against the Plan and its fiduciaries. SunTrust shall provide the release to the Executive promptly following Separation from Service, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with its terms, but in no case later than sixty (60) days after Separation from Service. If the Executive fails to execute a timely release, payments under the Plan shall be forfeited.

5.2     Determination of Severance Amount

The Severance Amount payable in accordance with this Article 5 is an amount equal to the following:

a.
With respect to the Chief Executive Officer and the Executive Council, an amount equal to one-hundred and four (104) weeks of Base Salary plus an amount equal to two (2) times the Executive’s Target Bonus Percentage multiplied by Base Salary.

b.	With respect to Enterprise Executives, an amount equal to fifty-two (52) weeks of Base Salary plus an amount equal to one (1) times the Executive’s Target Bonus Percentage multiplied by Base Salary.

5.3     Manner of Payment

a.
Form and Timing. The Severance Amount described in Section 0 shall be paid in cash to the Executive in a single lump sum sixty (60) days after the Executive’s Separation from Service, subject to the Executive’s execution and non-revocation of the release described in Section 5.1 prior to such date.

b.Other Benefits.

i.
Stock Options, Restricted Stock, and Restricted Stock Units. Outstanding Stock Options, Restricted Stock and Restricted Stock Unit awards, if any, to the Executive by SunTrust shall vest and/or become exercisable in accordance with the Change in Control provisions of the agreement under which such grants or awards were made.

ii.
Bonus Award. Except to the extent that the bonus plan in which the Executive participates at the time of the Change in Control Termination provides more favorable treatment to the Executive, the Executive shall be eligible for a pro rata bonus for the year in which the Change in Control Termination occurs, based on the number of days during such year through the date of the Change in Control Termination, in an amount based on the greater of target or actual performance, and to be paid by no later than March 15 of the year after the year in which the Change in Control Termination occurs.

5.4     Termination in Anticipation of Change in Control

The Executive shall be treated under Section 5.1 as if the Executive’s employment had been terminated without Cause or the Executive had resigned for Good Reason during the Executive’s Protection Period if (a)(i) the Executive’s employment is terminated by SunTrust or an Affiliate without Cause on or after the date the shareholders of SunTrust approve any transaction described in Section 2.6(c) but before the Change in Control which results from such approval, or (ii) the Executive resigns for Good Reason on or after the date the shareholders of SunTrust approve any transaction described in Section 2.6(c) but before the Change in Control which results from such approval; and (b) there is a Change in Control which results from such shareholder approval. The Executive shall receive the Severance Amount described in Section 0 in a single lump sum following the later of: (c) the Executive’s Separation from Service (with payment in accordance with Section 5.3(a)), or (d) the date of the Change in Control. If the date of the Change in Control is the later event, payment shall be treated as made upon the lapse of a substantial risk of forfeiture under Treas. Reg. § 1.409A-3(i)(1)(i) and treated as paid on the date of such Change in Control. For the avoidance of doubt and notwithstanding anything herein to the contrary, if the Executive’s termination of employment under this Section 5.4 is also a Qualifying Termination prior to the Change in Control, the Executive shall be eligible to receive the Severance Amount set forth in Section 4.2, at the time, in the form, and otherwise subject to the conditions of Article 4, and any Severance Amount payable under this Section 5.4 (determined under Section 5.2) shall be reduced, dollar-for-dollar, by the Severance Amount payable under Article 4.

5.5     Limitation on Payments under Certain Circumstances

If SunTrust or SunTrust’s independent accountants determine that any payments and benefits called for under this Plan, solely because of a Change in Control, together with any other payments and benefits made available to the Executive by SunTrust or an Affiliate (each, a Payment) will result in any portion of such Payments being subject to an excise tax under Code Section 4999 or any like or successor section thereto (the Excise Tax), then the Payments shall be reduced (but not below zero) so that the amount of the Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Payments to be subject to the Excise Tax (the Reduced Amount); provided that such Payments shall not be reduced if, without such reduction, the Executive would receive and retain, on a net after-tax basis (taking into account all applicable taxes payable by Executive, including any Excise Tax), an amount of the Payments which is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount.

To the extent a reduction is required under this Section, SunTrust shall reduce or eliminate the Payments in accordance with this Section and in a manner consistent with the requirements of Code Section 409A. Any reduction in Payments shall occur first with respect to amounts that are not subject to Code Section 409A in the following order: (a) reduction of cash payments, beginning with payments scheduled for the latest distribution date; (b) reduction of vesting acceleration of equity awards; and (c) reduction of other benefits paid or provided to the Executive. If, after the reduction to zero of the amounts described in Subsections (a) through (c) of this Section, further reductions are required under this Section, SunTrust shall reduce all Payments subject to Code Section 409A on a pro rata basis (but not below zero). This Section shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any payments or benefits.

Any determination under this Section by SunTrust or SunTrust’s independent accountants shall be made at SunTrust’s expense and in accordance with Code Section 280G and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law.

ARTICLE 6
LIMITATIONS

6.1     Taxes and Financial Obligations

All required federal, state and local taxes will be withheld from the cash lump sum severance payment. In addition, any financial obligations the Executive has to SunTrust or an Affiliate will be deducted from the lump sum severance payment.

6.2     No Increase in Other Benefits; No Other Severance Pay

Severance Amounts payable under Article 4 or Article 5 shall not be taken into account to increase the benefits otherwise payable to, or on behalf of, the Executive under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by SunTrust or an Affiliate (e.g., there will be no increase in the Executive’s life insurance because of compensation the Executive receives under this Plan). In addition, the intent of this Plan is not to provide duplicate severance benefits to an Executive for the same termination of employment. Therefore, the Executive has no right to any payment of severance pay and severance benefits under the SunTrust Banks, Inc. Severance Pay Plan or any other severance pay plan, policy or program maintained by SunTrust or an Affiliate or under any individual severance agreement or employment agreement.

6.3     No Severance Pay upon Death or Disability

SunTrust will have no obligations to the Executive under this Plan if the Executive’s employment terminates exclusively as a result of the Executive’s death or the Executive is no longer actively at work due to disability.

ARTICLE 7
SOURCE OF BENEFITS

The amounts to be paid an Executive under the Plan are unfunded obligations of SunTrust. SunTrust is not required to segregate any monies or other assets from its general funds with respect to these obligations. All benefits payable pursuant to the Plan shall be paid or provided by SunTrust from its general assets and an Executive shall not have any preference or security interest in any assets of SunTrust other than as a general unsecured creditor. The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA. The Plan is not intended to be a pension plan described in Section 3(2)(A) of ERISA. Neither an Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of an Executive’s death, such amounts shall be paid to the Executive’s beneficiaries.

ARTICLE 8
CLAIMS

8.1     Claims

All claims for benefits under this Plan shall be made, reviewed, processed, paid or denied and appealed in accordance with the terms and conditions of the provisions of the claims procedures as set forth in the Plan’s summary plan description. Before an Executive or his representative files a lawsuit claiming benefits under this Plan, the Executive must exhaust his right under the Plan’s claim procedures, and all or part of the Executive’s claim must be initially denied and then denied on appeal. Notwithstanding any other provision of the Plan or the summary plan description to the contrary, all claims for payment of severance benefits under this Plan must be filed with the Plan Administrator within 120 days after the earlier of the date the Executive separates from service or the date of the event that the Executive claims is the triggering event that gives rise to his entitlement to severance benefits under this Plan. Any such claim submitted after the applicable 120 day period will not be considered for payment under this Plan. If an Executive wishes to bring a lawsuit related to a claim for benefits under this Plan, the lawsuit must be filed no later than 12 months after the date on which such Executive’s claim is denied on appeal. In the event an Executive is incapacitated, the Executive’s personal representative may file a claim or bring a lawsuit on the Executive’s behalf as long as it is filed within a reasonable time after the end of the applicable 120 day or 12 month period for filing. The preceding restrictions on the time for filing claims under the Plan’s claims procedures and the time for filing a lawsuit shall not apply to any claim for breach of fiduciary duty, which shall be governed by the time periods set forth in ERISA Section 413, if applicable.

8.2     No Estoppel of Plan

No person is entitled to any benefit under this Plan except and to the extent expressly provided under this Plan. The fact that payments have been made from this Plan in connection with any claim for benefits under this Plan does not (i) establish the validity of the claim, (ii) provide any right to have such benefits continue for any period of time, or (iii) prevent this Plan from recovering the benefits paid to the extent that SunTrust or the Plan Administrator determines that there was no right to payment of the benefits under this Plan. Thus, if a benefit is paid under this Plan and it is thereafter determined by SunTrust or the Plan Administrator that such benefit should not have been paid (whether or not attributable to an error by the Executive, SunTrust, the Plan Administrator, or any other person), then SunTrust or the Plan Administrator may take such action as SunTrust or the Plan Administrator deems necessary or appropriate under the circumstances, including without limitation, (i) deducting the amount of any such overpayment theretofore made to or on behalf of such Executive from any succeeding payments to or on behalf of such Executive under this Plan or from any amounts due or owing to such Executive by SunTrust or any Affiliate or under any other plan, program or arrangement benefiting the employees or former employees of SunTrust or any Affiliate, or (ii) otherwise recovering such overpayment from whoever has benefited from it.

If SunTrust or the Plan Administrator determines that an underpayment of benefits has been made, SunTrust or the Plan Administrator shall take such action as it deems necessary or appropriate under the circumstances to remedy such situation. However, in no event shall interest be paid on the amount of any underpayment.

ARTICLE 9
ADMINISTRATION

9.1     Administration

The Plan Administrator is the Plan’s named fiduciary, if applicable. The Plan Administrator may appoint, as it deems necessary or advisable, an individual or committee to act as its representative in matters affecting the Plan. The Plan Administrator shall have authority to control and manage the operation and administration of the Plan in good faith, and may adopt rules and regulations consistent with the terms of the Plan and necessary or advisable to administer the Plan properly and efficiently.

9.2     Discretionary Authority

The Plan Administrator shall have the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to enable it to properly carry out its responsibilities under the Plan, including, but not limited to, the power to define and construe the terms of this Plan, to determine status, coverage and eligibility for benefits, to resolve all interpretative, equitable and other questions that arise in the operation and administration of this Plan, to adopt and implement rules to carry out the administration of the Plan, and to settle any and all disputed claims that may arise. The grant of such sole and complete discretionary authority to the Plan Administrator in the exercise of all its powers and duties is intended to invoke the arbitrary-and-capricious standard of review as opposed to the de novo standard.

9.3     Designees

The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s). Any other person designated as named fiduciary, if applicable, or a Plan Administrator designated as responsible for a particular aspect of the control, management or administration of this Plan shall have the exclusive responsibility and complete discretionary authority to control those aspects of the operation and administration of the Plan with respect to which such designation is made, including, but not limited to, the power to determine benefits payable, to resolve all interpretative equitable and other questions that shall arise in the operation and administration of the particular aspect of the Plan over which such person has such discretionary authority, and to settle any and all disputed claims that may arise with respect to such aspect of the Plan.

9.4     Service as Fiduciary

A person may serve in more than one fiduciary capacity (as defined in ERISA, if applicable) with respect to this Plan, and a fiduciary, if applicable, may be an Executive provided such person otherwise satisfies the requirements for participation under this Plan and he does not participate in any decisions that affect him specifically as an individual executive. All actions or determinations of SunTrust, the Committee, any person designated as a named fiduciary, if applicable, or a Plan Administrator on all matters within the scope of their authority under this Plan shall be final, conclusive and binding on all 21 persons and there is no right of appeal except as provided under the Plan’s claims procedures.

ARTICLE 10
INDEMNIFICATION

SunTrust and its Affiliates (to the extent permissible under law and consistent with their charters and bylaws) shall indemnify and hold harmless any employee, including any member of the Committee if acting as Plan Administrator or in any fiduciary capacity, if applicable, with respect to the Plan, for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which such employee may actually incur for his or her acts and omissions in the administration of the Plan.

ARTICLE 11
AMENDMENT AND TERMINATION

11.1     Amendment

Except as set forth in Section 11.3, SunTrust reserves the right, through action of the Committee at any time and from time to time, to amend this Plan in any respect whatsoever. An amendment may be made retroactively but a retroactive amendment may not affect any benefits for which an Executive is entitled due to a Qualifying Termination or a Change in Control Termination prior to the adoption of such amendment. An amendment may affect the payment of benefits under the Plan if necessary to cause the Plan to meet the applicable qualification requirements of the Code or ERISA.

11.2     Termination

Except as set forth in Section 11.3, SunTrust, through action of the Committee, reserves the right at any time to terminate the Plan. After such termination, SunTrust and the Affiliates shall have no obligation or duty whatsoever to pay or to fund benefits or to pay expenses of this Plan except for those contributions deemed necessary by the Committee to pay the expenses of this Plan accrued through the date of such termination.

11.3     Amendment or Termination on or after a Potential Change in Control or a Change in Control

No amendment adverse to the interest of the Executives may be adopted nor may the Plan be terminated (1) during the period commencing with a Potential Change in Control and ending on the second anniversary of the resulting Change in Control or (2) during the period commencing with the Change in Control and ending on the second anniversary of the Change in Control. For purposes of this Section, a Potential Change in Control is deemed to have occurred on the date the shareholders of SunTrust approve any transaction described in Section 2.6(c) and there is a Change in Control which results from such shareholder approval.

11.4     Compliance with Laws

Notwithstanding any other provision of the Plan or the summary plan description, SunTrust, through action of the Plan Administrator, may delay any benefit payment under the Plan and may refuse to pay any benefit otherwise due under the Plan, if the Plan Administrator, in its sole discretion, believes that any such payment may violate any law, ruling or regulation that applies to SunTrust or any of its Affiliates or any Executive. This same authority and discretion to delay or withhold payment under the Plan may be exercised by the Plan Administrator’s designee. It is intended that the payments and benefits set forth in Articles 4 and 5 are, to the greatest extent possible, exempt from the application of Code Section 409A and the Plan shall be construed and interpreted accordingly. However, if SunTrust determines that all or a portion of the payments and benefits provided under the Plan constitute deferred compensation under Section 409A and that an Executive is a specified employee of SunTrust, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Executive’s Separation from Service. For purposes of Code Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. SunTrust makes no representations that the payments and benefits provided under the Plan comply with Code Section 409A and in no event shall SunTrust be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Executive on account of noncompliance with Code Section 409A.

ARTICLE 12
MISCELLANEOUS

12.1     Spendthrift Clause

Except to the extent permitted by law, no benefit, payment or distribution under this Plan shall be subject to the claim of any creditor of an Executive or to any legal process by any creditor of an Executive, and no Executive shall have any right to alienate, commute, anticipate, or assign all or any portion of any benefit, payment or distribution under this Plan except to the extent expressly provided in this Plan. Notwithstanding the foregoing, this Section shall not preclude the enforcement of a federal tax levy made pursuant to Code Section 6331 or the collection of an unpaid tax judgment. SunTrust and its Affiliates shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under this Plan.

12.2     Legally Incompetent

SunTrust may in its discretion direct payment due to an incompetent or disabled person, whether because of minority or mental or physical disability, or to the guardian of such person, or to the person having custody of such person, without further liability either on the part of SunTrust and its Affiliates, their officers, directors, employees or agents for the amount of such payment to the person on whose account such payment is made.

12.3     Reporting and Disclosure

SunTrust, acting through the corporate benefits area, shall act as the Plan Administrator for purposes of satisfying any reporting and disclosure requirements applicable to this Plan unless SunTrust, in its discretion, appoints another person or entity to satisfy such requirements.

12.4     Plan Not an Employment Contract

This Plan is not a contract of employment and participation in this Plan shall not give any Executive the right to be retained in the employ of SunTrust or any Affiliate.

12.5     Errors and Omissions

Individuals and entities charged with the administration of the Plan must see that it is administered in accordance with its terms as long as it is not in conflict with any other particular provision of applicable law with which it is intended to comply. If an innocent error or omission is discovered in the Plan’s operation or administration, and if SunTrust determines that it would cost more to correct the error than is warranted, and if SunTrust determines that the error did not result in discrimination prohibited by this Plan, then, to the extent that an adjustment will not, in SunTrust’s judgment, result in discrimination prohibited by the Plan, SunTrust may authorize any equitable adjustment it deems necessary or desirable to correct the error or omission.

12.6     Nonvested Benefits

Nothing in this Plan shall be construed as creating any vested rights to benefits in favor of any Executive.
(Signature Page Follows)

IN WITNESS WHEREOF, SunTrust Banks, Inc. has caused this Plan document, effective as of January 1, 2019, to be executed and attested by its duly authorized officers on this ____ day of ____________________, 2018.

SUNTRUST BANKS, INC.	ATTEST
By: _______________________________	By: ________________________________
Title: ______________________________	Title: ______________________________
Date: ______________________________	Date: ______________________________